EX-10.18.1

                              EMPLOYMENT AGREEMENT

            This Employment Agreement (hereinafter referred to as the "Agreement") is made and entered into as of the 1st day of May, 2003 by and between Ronald A. Lane (hereinafter referred to as "Employee") and Atlas Air Worldwide Holdings, Inc., a, Delaware corporation (hereinafter referred to as "Atlas" or the "Company").

            WHEREAS, Atlas believes that it is in the best interests of Atlas to retain the services of the Employee and the Employee desires an affiliation with Atlas, on the terms and subject to the conditions set forth in this Agreement; and

            WHEREAS, Employee warrants that Employee is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein, and Employee enters into this Agreement without reliance upon any statement or representation by Atlas or any other person, concerning any fact material hereto.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable considera-


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tion, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

 1.   DEFINITIONS

            1.1 For purposes of this Agreement, "CAUSE" as used herein means (i) any act or acts of material dishonesty taken by the Employee, (ii) the failure of the Employee to comply with any of the Employee's obligations within ten (10) days of written notice from Atlas, (iii) any violation by Employee Of Atlas corporate policies as set forth in the Employee Compliance Manual, Employee Handbook or related corporate policies of which Employee has received written notice; provided that, if such violation is subject to cure, Employee shall have ten (10) days within which to cure such violation after receipt of written notice thereof, or (iv) the conviction of or "no contest" plea by the Employee to any misdemeanor of moral turpitude or, any felony.

            1.2 "EMPLOYMENT PERIOD" shall be defined as the period commencing on the date hereof and extending until may 1, 2008, subject to earlier termination as set forth in Section 4 below and extension as provided in the next succeeding sen-


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                                       -3-

tence. On May 1, 2008 and on each anniversary thereafter, the Employment Period shall be automatically extended for an additional one year unless Atlas gives notice in writing to the employee or the Employee gives notice in writing to Atlas at least three months prior to May 1, 2008 or such anniversary, as the case may be, that the Employment Period is not to be so extended.

            1.3 "PERMANENT DISABILITY" as used herein shall be deemed to have been sustained by Employee if Employee shall have been continuously disabled from performing the duties assigned to Employee during the Employment Period for a period of six (6) consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six (6) consecutive calendar months.

            1.4 "CONFIDENTIAL OR PROPRIETARY" as used herein shall refer to all information relative to the plans, structure and practices, including information relating to its customers, contracts and aircraft of Holdings (as defined below) or any affiliate or subsidiary thereof, except:

            (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or

            (b) information rightfully received by the Employee from a third party without a duty of confidentiality; or


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            (c) information disclosed to Employee with Atlas' prior approval for public dissemination.

            1.5 "GOOD REASON" as used herein means (i) a reduction during the term of this Agreement in either the Employee's Base Annual Salary, as adjusted from time to time, or (ii) a substantial and material reduction in the Employee's title or job responsibilities from the Employee's title or job responsibilities at the commencement of this Agreement, (iii) any reduction, within twelve (12) months following a Change of Control, in the Employee's title or job responsibilities from the Employee's title or job responsibilities at the commencement of this Agreement, and (iv) a requirement by Atlas that Employee relocate his principal residence from the Long Beach, California area. For purposes of this Section 1.5, "Change of Control" shall mean the acquisition by any person, entity or "group" within the meaning of section 1.3(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, (x) the Estate of Michael Chowdry, Chowdry Limited Partnership, Chowdry, Inc., the Chowdry Foundation and Linda H. Chowdry and her family members and (y) any employee benefit plan of Atlas, Holdings or its affiliates) of beneficial ownership, within the meaning of Rule 13(d)(c) promulgated under the Exchange Act, of greater than fifty percent


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(50%) of the combined voting power of the outstanding voting securities of
Holdings entitled to vote generally in the election of directors.

 2.   EMPLOYMENT AND OBLIGATIONS OF EMPLOYES

            Atlas and Employee agree to the following rights, obligations and duties with respect to employment:

            2.1 EMPLOYMENT. During the Employment Period, Atlas agrees to employ the Employee as its Senior Vice President and Chief Marketing Officer. The scope of Employee's responsibilities shall be as determined by the Board of Directors and/or appropriate officers of Atlas. If the Board of Directors of Atlas requests Employee to serve in any capacity for Atlas or any of its respective subsidiaries or affiliates, Employee agrees that Employee shall serve such capacity, without any additional compensation.

            2.2 OBLIGATIONS OF EMPLOYEE. During the Employment Period, the Employee agrees, except when prevented by illness or Permanent Disability or during a period of vacation, to devote substantially all of Employee's business time and attention to the good faith performance of the duties contemplated.


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            2.3 PRINCIPAL RESIDENCE OF EMPLOYEE. During the Employment Period,
Employee shall maintain Employee's principal residence in the Long Beach, California, area unless otherwise agreed. In the event the parties agree on a relocation, the Company shall reimburse Employee for reasonable moving expenses to be determined and paid by Atlas.

 3.   COMPENSATION

            During the Employment Period, Atlas will pay Employee as follows:

            3.1 BASE ANNUAL SALARY. Atlas will pay Employee a base annual salary (the "Base Annual Salary") of USD $200,000.00 per annum, payable in semi-monthly installments. The Company shall review Base Salary not less frequently than every six months for the first two years of the Agreement, it being understood that Employee's Base Annual Salary shall be increased at least USD $12,500.00 as of each of the aforementioned review periods such that Employee's Base Annual Salary shall be no less than USD $350,000.00 as of May 1, 2005; any reviews and increases greater than the aforementioned amounts or thereafter shall be at the sole discretion of the Company.


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            3.2 INCENTIVE BONUS PAYMENTS. Employee will receive a sign on bonus of $215,000.00 within 21 days of the date of this Agreement. In addition, Employee will be eligible to receive an annual incentive bonus under the annual Executive Incentive Program ("EIP") at a target of 50% of Base Salary (or, if a greater percentage, such percentage offered to similarly situated executives of the Company) based on performance, including financial and individual performance for each calendar year (prorated for 2003 as provided below) during the Employment Period. For 2003, Employee will receive $50,000 within 15 days of this Agreement for the period of January through April 2003 (in recognition of support to Atlas during this period). In addition, for 2003, Employee shall be guaranteed an EIP bonus of not less than full target (i.e. 50% of Base Salary) prorated accordingly for the period of less than full year (i.e. May through December 2003). For 2004, Employee shall be guaranteed an EIP bonus of not less than 75% of the targeted amount. For 2005, Employee shall be guaranteed an EIP bonus of not less than 50% of the targeted amount. For 2006, employee shall be guaranteed an EIP bonus of not less than 25% of the targeted amount. There shall be no guarantee of EIP bonus for years after 2006. Employee will also be able, subject to eligibility requirements as set forth in each respective




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program, to participate in the Company's Long Term Incentive Program, Deferred
Compensation Plan, Annual Stock Option Plan, Employee Stock Purchase Plan, Profit Sharing and 401(k) Plan, details of which have already been provided to Employee.

            3.3 BENEFITS. Employee and Employee's dependents shall be entitled to participate in the Atlas health insurance plan, and Atlas will contribute to Employee's monthly premium as provided by such plan. Atlas reserves the right to discontinue participation in any health insurance plan at any time with the understanding that Atlas will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under the Consolidated Omnibus Budget Reconciliation Act. Employee also shall be entitled, to the same extent and at a level commensurate with the corporate officers of Atlas, to participate in any other benefit plans or arrangements of Atlas.

            3.4 FRINGE BENEFITS. Employee will be entitled to a car allowance in the amount of $700.00 per month.

            4. TERMINATION OF EMPLOYMENT PERIOD

            The Employment Period shall terminate under the following terms and conditions:


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            4.1 AT WILL ARRANGEMENT. Atlas may terminate the Employment Period upon written notice to the Employee at any time and for any reason. Atlas and Employee expressly understand and agree that the employment relationship is at-will. Atlas is entitled to sever the employment relationship for any reason. Employee hereby agrees to give Atlas at least thirty (30) days prior written notice of Employee's voluntary termination of employment for other than Good Reason.

            4.2 RIGHTS FOLLOWING TERMINATION.

            (a) If the Employment Period is terminated by Atlas for reasons other than Cause (including the giving of notice by Atlas pursuant to Section
1.2 hereof of Atlas' election not to extend the Employment Period) or if the Employment Period is terminated by the Employee for Good Reason, and subject to Employee's execution of a release upon terms and conditions acceptable to Atlas, the Employee shall be entitled to: (i) receive 18 months of Employee's monthly salary paid in a lump sum within ten (10) days of Employee's execution of the aforementioned release; and (ii) continued coverage and rights and benefits available under the employee benefit programs of Atlas as provided in Section
3.3 above for a period of 12 months from the date of termination subject to the Employee paying the same


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portion for the premiums for such coverage as he paid during his employment with the Company; PROVIDED, HOWEVER, that any such continued coverage shall cease in the event Employee obtains comparable coverage in connection with subsequent employment, and to the extent Atlas is unable to continue such coverage, Atlas shall provide the Employee with economically equivalent benefits determined on an after-tax basis.

            (b) Upon the death or Permanent Disability of the Employee, the Employment Period shall terminate and the Employee's Base Annual Salary which is accrued for the current pay period but unpaid as of the date of such death or Permanent Disability shall be paid to the Employee or Employee's personal representative. In addition, upon the death or Permanent Disability of the Employee, Employee or Employee's personal representative shall be entitled to the compensation and benefits as set forth in Section 4.2 (a)(i) and (ii) above.

            (c) If the Employment Period is terminated by Atlas for Cause or by the Employee for other than Good Reason (including the giving of notice by Employee pursuant to Section 1.2 hereof of Employee's election not to extend the Employment Period), the Employee shall be entitled to receive Em-


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ployee's Base Annual Salary which is accrued for the current pay period but unpaid as of the date of termination.

            4.3 NON-COMPETITION PROVISION. (a) Employee covenants and agrees that Employee will not, at any time, reveal, divulge or make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other confidential or proprietary information of Atlas or any of its subsidiaries or affiliates (collectively the "Atlas Companies" and each, an "Atlas Company") which is not in the public domain.

            (b) In addition, in the event the Employment Period is terminated by the Company for Cause or by Employee for Good Reason (or if the termination of the Employment Period is by the Company for other than Cause or by Employee for other than Good Reason but the Company offers Employee the benefits set forth in
Article 4.2(a) above), Employee covenants and agrees that, at no time before twelve (12) months after Employee's termination of employment with Atlas, will Employee engage in any of the following activities directly or indirectly, for any


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reason, whether for Employee's own account or for the account of any other person, firm, corporation or other organization:

            (i) solicit, employ or otherwise interfere with any of the Atlas Companies' contracts or relationships with any current employee or individual who has been employed by the Atlas Companies within six (6) months of Employee's termination of employment, officer, director or any independent contractor whether the person is employed by or associated with an Atlas Company on the date of this Agreement or at any time thereafter; or

            (ii) solicit or otherwise interfere with any of the Atlas Companies' contracts or relationships with any customer or client.

            (iii) accept employment with, or give advice to any direct competitor of Atlas or any of its subsidiary or affiliated companies, including but not limited to air cargo carriers, air cargo divisions or cargo affiliates of other airlines, or companies that lease cargo aircraft or sell


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                  cargo aircraft capacity as a significant part of their
                  business on an ACMI, block space, wet lease or charter basis.

5.    DISPUTE RESOLUTION AND CHOICE OF LAW

            5.1. NEGOTIATION. If a dispute between the Parties arises under this Agreement, the Parties shall negotiate in good faith in an attempt to resolve their differences. The obligation of the Parties to negotiate in good faith shall commence immediately, and shall continue for a period of at least thirty
(30) days ("Negotiation").

            If Negotiation fails to resolve a dispute between the Parties within the first thirty (30) days, either Party may proceed to demand mediation ("Mediation"). Upon agreement of both Parties, arbitration may be initiated immediately, in lieu of Mediation.

            5.2. MEDIATION. If a dispute between the Parties arises under this Agreement and has not been resolved under the Negotiation procedures described herein, either Party may require, by written notice to the other Party, that Negotiation


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be facilitated by a single mediator, to be selected by the Parties (the
"Mediator").

            The parties shall select the Mediator within ten (10) days after receipt of notice. If the Parties are unable to agree on the Mediator, the Mediator shall be selected by Atlas, but the selected Mediator shall be independent of Atlas and its affiliates. The fees of the Mediator shall be paid by the Company.

            With the assistance of the Mediator, the Parties shall continue Negotiation in good faith for a period not to exceed thirty (30) days. If the Parties are unable to reach agreement during this period, the Mediator shall be discharged and the Parties' obligations under this Mediation section shall be deemed satisfied.

            5.3. ARBITRATION. Subject to the duty to negotiate and mediate set forth above, all disputes, claims, or causes of action arising out of or relating to this Agreement or the validity, interpretation, breach, violation, or termination thereof not resolved by Mediation, shall be finally and solely determined and settled by arbitration, to be conducted in the State of New York, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA")


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in effect at the date of arbitration ("Arbitration"). This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without reference to principles of conflict of laws.

            Any Arbitration commenced pursuant to this Agreement shall be conducted by a single neutral arbitrator, who shall have a minimum of three (3) years of commercial experience (the "Arbitrator"). The Parties shall meet within ten (10) days of failure to resolve by Mediation to attempt to agree on an Arbitrator. Absent agreement at this meeting, the Arbitrator shall be selected by AAA. Such Arbitrator shall be free of any conflicts with Atlas and shall hold a hearing within thirty (30) days of the notice to Employee.

            If the terms and conditions of this Agreement are inconsistent with the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.

            The Parties hereby consent to any process, notice, or other application to said courts and any document in connection with Arbitration may be served by (i) certified mail, return receipt requested; (ii) by personal service; or (iii) in such other manner as may be permissible under the rules of the applicable court or Arbitration tribunal; PROVIDED, HOWEVER, a


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reasonable time for appearance is allowed. The Parties further agree that
Arbitration proceedings must be instituted within one (1) year after the occurrence of any dispute, and failure to institute Arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

            The Parties shall equally divide all costs and expenses incurred in such arbitration proceeding, provided, however, if the arbitrator rules in favor of the Employee on all or substantially all of his claims, the Company shall reimburse Employee his reasonable attorney fees for the arbitration proceedings.

            The Judgment of the Arbitrator shall be final and either Party may submit such decision to courts for enforcement thereof.

6.    SEVERABILITY AND ENFORCEABILITY

            It is expressly acknowledged and agreed that the covenants and provisions hereof are separable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision


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herein. Further, it is agreed that, in the event any covenant or provision of this Agreement is found by any court of competent jurisdiction or Arbitrator to be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other covenant or provision of this Agreement. In the event a court of competent jurisdiction or an Arbitrator would otherwise hold any part hereof unenforceable by reason of its geographic or business scope or duration, said part shall be construed as if its geographic or business scope or duration had been more narrowly drafted so as not to be invalid or unenforceable.

 7.   MISCELLANEOUS

            7.1 NO MITIGATION. The amounts to be paid to Employee are net to Employee, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to Atlas by Employee, and all payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

            7.2 Pro-Ration In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis.


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            7.3 NO WAIVER EXCEPT IN WRITING. No waiver or modification of this
Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.

            7.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of Employee may not be assigned by Employee.

            7.5 CONFIDENTIALITY OF TERMS. Atlas and Employee agree that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee's spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.

            7.6 FULL UNDERSTANDING. Employee declares and represents that Employee has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of Employee's own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement and represents that


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the execution, delivery and performance of this Agreement does not violate any agreement to which Employee is subject.

            7.7 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

            IN WITNESS WHEREOF, the parties hereto have executed this agreement on the date and year first above written.



Ronald A. Lane                               Atlas Worldwide Holdings, Inc.

/s/ Ronald A. Lane                           /s/ Atlas Worldwide Holdings, Inc.
------------------                           ----------------------------------
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                      AMMENDMENT TO EMPLOYMENT AGREEMENT OF
                                 RONALD A. LANE

            Whereas, Atlas Air Worldwide Holdings, Inc. ("ATLAS") and Ronald A. Lane ("EMPLOYEE") wish to update, amend or modify provisions of the Employment Agreement dated May 1, 2003 between them (the "AGREEMENT") as set forth in this amendment ("AMENDMENT").

            The terms and conditions of the above-referenced Agreement is hereby updated, amended and modified as follows:

1.0 Section 3 is amended by striking "ATLAS" in line 1 and replacing it with "Atlas Air, Inc., a wholly-owned subsidiary of ATLAS".

2.0 Section 3.1 is amended by striking "ATLAS" in line 1 and replacing it with "Atlas Air, Inc., a wholly-owned subsidiary of ATLAS".

            With the exception of the amendments and modifications reflected in Paragraphs 1.0 and 2.0 of this Amendment,


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THE AGREEMENT otherwise remains in full force and effect.

AGREED TO AND ACCEPTED BY:

EMPLOYEE

/s/ Ronald A. Lane                                 1/24/04
----------------------                        ----------------
Ronald A. Lane                                 Date



ATLAS AIR WORLDWIDE HOLDINGS, INC.

BY:  /s/ John Dietrich                              1/24/04
----------------------                        ----------------
Name: John Dietrich                            Date


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                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT OF
                                 RONALD A. LANE

      WHEREAS, Atlas Air Worldwide Holdings, Inc. ("Atlas") and Ronald A. Lane ("Employee") wish to update, amend or modify the provisions of the Employment Agreement dated as of May 1, 2003 between them (the "Agreement") as set forth in this amendment (the "Amendment").

      The terms and conditions of the Agreement are hereby updated, amended and modified as follows:

      Paragraph 3.2 is amended so that, after amendment, it shall read in its entirety as follows:

      "3.2 INCENTIVE BONUS PAYMENTS. Employee will receive a sign on bonus of $215,000 within 21 days of the date of this Agreement. In addition, Employee will be eligible to receive an annual incentive bonus under the annual Executive Incentive Program ("EIP") at a target Of 50% of Base Salary (or, if a geater percentage, such percentage offered to similarly situated executives of the Company) based on performance, including financial and individual performance for each calendar year during the Employment period. For 2003, Employee will receive an EIP bonus of $50,000 within 15 days of this Agreement. For fiscal years beginning after 2004 (i.e., 2005 and beyond) the Employee shall have the right to terminate the Employment Period if he fails to receive at least his target EIP bonus for a period of two consecutive fiscal years, provided Employee must notify the Company of his election to terminate hereunder by June 30th of the year following the expiration of the second consecutive fiscal year where no EIP bonus was paid. Under such circumstances, Employee shall be entitled to receive 12 months of the Employee's monthly salary paid in a lump sum within thirty (30) days of Employee's execution of a release upon terms and conditions acceptable to Atlas and Employee shall be entitled to continued coverage and rights and benefits available under the employee benefit programs of Atlas as provided in Section 3.3 above for a period of 12 months from the date of termination subject to the Employee paying the same portion for the premiums for such coverage as he paid during his employment with the Company; PROVIDED, HOWEVER, that any such continued coverage shall cease in the event Employee obtains comparable coverage in connection with subsequent employment, and to the extent Atlas is unable to continue such coverage, Atlas shall provide the Employee with economically equivalent benefits determined on an after-tax basis. Employee shall also be able, subject to eligibility requirements as set forth in each respective program, to participate in the Company's Long Term Incentive Program, Profit Sharing, 401(k) Plan, and any details of which have already been or will be provided to Employee."

      With the exception of the amendments and modifications reflected in Paragraph 3.2 of this Amendment, the Agreement, as previously amended, otherwise remains in full force and effect.

AGREED TO AND ACCEPTED BY:

/s/  Ronald A. Lane                                      20 April 2004
-------------------------                              -----------------
Ronald A. Lane                                         Date

ATLAS AIR WORLDWIDE
HOLDINGS, INC.


/s/ John Dietrich                                        20 April 2004
-------------------------                              -----------------
Name:                                                  Date
Title: